Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256633

PROSPECTUS

152,276,690 Common Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of up to 152,276,690 common shares in the capital of The Lion Electric Company. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The shares covered by this prospectus include (i) 132,867,990 common shares held, or issuable upon exercise of the Specified Customer Warrant (as defined herein), by certain selling securityholders that were securityholders of The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec) (“Lion”), prior to the closing of the business combination (the “Business Combination”) between Lion, Lion Electric Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Lion, and Northern Genesis Acquisition Corp., a Delaware corporation and (ii) 19,408,700 common shares issued to certain securityholders in connection with the closing of a private placement offering at a price per share of $10.00, for gross proceeds of approximately $200,402,000, which closed concurrently with the Business Combination on May 6, 2021.

Lion is registering the offer and sale of the securities described above to satisfy certain registration rights they have granted. Lion is registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of Lion’s shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of common shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the common shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. Lion will not receive any of the proceeds from such sales.

Lion will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

Lion’s common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “LEV”. On April 7, 2022, the last reported sale price of Lion’s common shares as reported on the NYSE was $7.75 per share.

Lion may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Lion is a “foreign private issuer” under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, is subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus and under “Risk Factors” under Item 3.D – “Risk Factors” in our most recent Annual Report on Form 20-F incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities or Canadian securities regulator has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 8, 2022

You should rely only on the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither Lion, nor the selling securityholders, has authorized any other person to provide you with different or additional information. Neither Lion, nor the selling securityholders, takes responsibility for, nor can Lion provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of such document, and Lion’s business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither Lion nor the selling securityholders has taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “US$,” “$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” mean Canadian dollars.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about The Lion Electric Company, this offering and selected information contained elsewhere in this prospectus, as well as in the documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of The Lion Electric Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, as well as our other filings with the SEC, including those filings incorporated by reference herein, including the information set forth in the sections titled “Risk Factors” in their entirety before making an investment decision.

Unless otherwise stated or the context otherwise indicates, references to “Lion,” “we,” “our,” “us” or “Company” refers to The Lion Electric Company, a corporation existing under the Business Corporations Act (Québec).

Our Company

Lion is a corporation incorporated in 2008 and existing under the Business Corporations Act (Québec). Lion believes that it is a leader in the design, development, manufacturing, and distribution of purpose-built all-electric medium and heavy-duty urban vehicles. Lion gained distinct industry expertise and a first-mover advantage in the medium and heavy-duty commercial urban electric vehicles (“EV”) segment through more than 10 years of focused all-electric vehicle research and development (“R&D”), manufacturing and commercialization experience. Lion’s vehicles and technology benefit from over nine million miles driven by more than 550 of its purpose-built all-electric vehicles that are on the road today, in real-life operating conditions.

Lion’s primary manufacturing facility is located in Saint-Jerome, Quebec, which is approximately 25 miles (or 40 km) north of Montreal, Quebec. The facility is approximately 200,000 sq. ft and currently has an annual production capacity of 2,500 vehicles at full scale. In addition to manufacturing, the facility includes an in-house R&D and testing center. During the year ended December 31, 2021, the Company announced the construction of a U.S. manufacturing facility in Joliet, Illinois and the construction of a battery manufacturing plant and innovation center which will be located at the YMX International Aerocity of Mirabel, Quebec.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As defined in Section 102(b)(1) of the JOBS Act (as defined below), Lion is as an emerging growth company (“EGC”). As such, Lion is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act.

Lion will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three year period, (iii) the last day of the fiscal year following the fifth anniversary of the date of the closing of the Business Combination or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and non-voting shares of common equity securities held by non-affiliates of $700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

Lion qualifies as a “foreign private issuer” as defined under SEC rules. Even after Lion no longer qualifies as an EGC, as long as Lion continues to qualify as a foreign private issuer under SEC rules, Lion is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Lion may take advantage of these exemptions until such time as Lion is no longer a foreign private issuer. Lion would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and EGCs also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Lion no longer qualifies as an EGC, but remains a foreign private issuer, Lion will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an EGC nor a foreign private issuer.

In addition, because Lion qualifies as a foreign private issuer under SEC rules, Lion is permitted to follow the corporate governance practices of Canada (the jurisdiction in which Lion is organized) in lieu of certain NYSE corporate governance requirements that would otherwise be applicable to Lion, including with respect to certain independence criteria as well as the composition of board committees.

Corporate Information

Lion was incorporated under the Business Corporations Act (Québec) on July 28, 2008 as “Lion Buses Inc.” Over the years, Lion’s articles were amended in order to, among other things, amend the terms and conditions of Lion’s share capital in connection with strategic investments made by investors, including the strategic investment made by Power Energy Corporation (“PEC” or “Power Energy”), a wholly-owned subsidiary of Power Sustainable Capital Inc., in October 2017, which resulted in Lion’s authorized share capital being amended to provide for only one class of common shares. On November 24, 2020, Lion filed articles of amendment to change its name to The Lion Electric Company. On May 6, 2021, Lion filed articles of amendments, which resulted in Lion’s authorized share capital being amended to provide for (i) an unlimited number of common shares and (ii) an unlimited number of “blank-cheque” preferred shares issuable in series, and immediately thereafter filed articles of consolidation to consolidate its articles.

Lion’s principal and registered office is located at 921 chemin de la Rivière-du-Nord, Saint-Jérôme, Québec, Canada J7Y 5G2, and its telephone number is (450) 432-5466.

The following chart reflects Lion’s organization structure (including the jurisdiction of formation or incorporation of Lion and its subsidiaries):

THE OFFERING

Common shares that may be offered and sold from time to time by the selling securityholders	152,276,690 common shares

Common shares outstanding	190,002,712 common shares as of March 25, 2022

Offering price	The common shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See the section titled “Plan of Distribution”.

Use of proceeds	All of the common shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. Lion will not receive any of the proceeds from such sales.

Transfer restrictions	In connection with the Business Combination Agreement, Northern Genesis Sponsor LLC (the “Sponsor”) entered into a stockholder support agreement with Lion pursuant to which the common shares issued in exchange for the NGA common stock issued to the Sponsor prior to NGA’s initial public offering became subject to a 365-day lock-up following the Effective Date, subject to customary exceptions.

Dividend policy	Lion anticipates reinvesting earnings to finance the growth of its business, and does not anticipate declaring any cash dividends to holders of common shares in the foreseeable future. Subject to the prior rights of the holders of preferred shares of Lion, if any, as to dividends, the holders of common shares will be entitled to receive dividends as and when declared by Lion’s Board out of the funds that are available for the payment of dividends.

Market for our common shares	Our common shares are listed on the NYSE and the TSX under the symbol “LEV”.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 5 of this prospectus and under “Risk Factors” under Item 3.D – “Risk Factors” in our most recent Annual Report on Form 20-F incorporated by reference in this prospectus for a description of certain of the risks you should consider before investing in our common shares or warrants.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” under Item 3(D) – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) within the meaning of applicable securities laws. Any statements contained in this prospectus, or any such documents, that are not statements of historical fact, including statements about Lion’s beliefs and expectations, are forward-looking statements and should be evaluated as such. Any references to forward-looking statements in this prospectus include forward-looking information within the meaning of applicable Canadian securities laws.

Forward-looking statements may be identified by the use of words such as “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “project,” “potential,” “seem,” “seek,” “future,” “target” or other similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These forward-looking statements include statements regarding the Company’s order book and the Company’s ability to convert it into actual sales, the Company’s long-term strategy and future growth, the Company’s battery plant and innovation center project in Quebec and its U.S. manufacturing facility, and the expected launch of new models of electric vehicles. Such forward-looking statements are based on a number of estimates and assumptions that Lion believes are reasonable when made, including that Lion will be able to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners, that Lion will continue to operate its business in the normal course, that Lion will be able to implement its growth strategy, that Lion will be able to successfully and timely complete the construction of its U.S. manufacturing facility and its Quebec battery plant and innovation center, that Lion will not suffer any further supply chain challenges or any material disruption in the supply of raw materials on competitive terms, that Lion will be able to maintain its competitive position, that Lion will continue to improve its operational, financial and other internal controls and systems to manage its growth and size, that its results of operations and financial condition will not be adversely affected, that Lion will be able to benefit, either directly or indirectly (including through its clients), from government subsidies and economic incentives in the future, and that Lion will be able to secure additional funding through equity or debt financing on terms acceptable to Lion when required in the future. Such estimates and assumptions are made by Lion in light of the experience of management and their perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Lion believes that these risks and uncertainties include the following:

•

any adverse changes in U.S. or Canadian general economic, business, market, financial, political or legal conditions, including as consequences of the global COVID-19 pandemic and the emergence of COVID-19 variants, as well as varying vaccination rates amongst different countries;

•	any inability to successfully and economically manufacture and distribute its vehicles at scale and meet its customers’ business needs;

•	any inability to ramp-up the production of Lion’s products and meet project construction and other project timelines;

•	any inability to reduce total cost of ownership of electric vehicles sold by Lion over time;

•	the reliance on key management and any inability to attract and/or retain key personnel;

•	any inability to execute the Company’s growth strategy;

•	any unfavorable fluctuations and volatility in the price and availability of raw materials included in key components used to manufacture Lion’s products;

•	the reliance on key suppliers and any inability to maintain an uninterrupted supply of raw materials;

•	any inability by Lion to meet user expectations related to, or other difficulties in providing, charging solutions to its customers;

•

labor shortages which may in the form of employee turnover, departures, and demands for higher wages which result in the Company having to operate at reduced capacity, lower production and deliveries, delayed growth plans, and could pose additional challenges related to employee compensation;

•	any inability to maintain the Company’s competitive position;

•	any inability to reduce its costs of supply over time;

•	any inability to maintain and enhance the Company’s reputation and brand;

•	any significant product repair and/or replacement due to product warranty claims or product recalls;

•	any failure of information technology systems or any cybersecurity and data privacy breaches or incidents;

•

any event or circumstance resulting in the Company’s inability to convert its order book into actual sales, including the reduction, elimination or discriminatory application of government subsidies and economic incentives or the reduced need for such subsidies;

•	any inability to secure adequate insurance coverage or a potential increase in insurance costs;

•	natural disasters, epidemic or pandemic outbreaks, boycotts and geo-political events; and

•	the outcome of any legal proceedings that may be instituted against the Company from time to time.

These and other risks and uncertainties related to the businesses of Lion are described in greater detail in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein, including our Annual Report on Form 20-F. Many of these risks are beyond Lion’s management’s ability to control or predict. All forward-looking statements attributable to Lion or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this prospectus and other documents filed with the Autorité des marchés financiers and the SEC.

Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under applicable securities laws, Lion undertakes no obligation, and expressly disclaims any duty, to update, revise or review any forward-looking information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the common shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. Lion will not receive any of the proceeds from such sales. Lion will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

DESCRIPTION OF SHARE CAPITAL OF LION

Lion was incorporated on July 28, 2008 under the Business Corporations Act (Québec) under the name “Lion Buses Inc.” On November 24, 2020, Lion changed its name to The Lion Electric Company. Immediately prior to the closing of the Business Combination, Lion implemented a reorganization in order to, among other things, effective as of the closing of the Business Combination, (i) amend and restate the articles of Lion in order to, notably, amend Lion’s share capital on terms described below and (ii) adopt new bylaws.

The following description of Lion’s share capital and certain provisions of its bylaws is a summary and does not purport to be complete and is qualified in its entirety by reference to the complete texts of such documents. You should refer to and read such documents carefully.

General

Under the articles of Lion, the authorized share capital of Lion consists of: (i) an unlimited number of common shares and (ii) an unlimited number of “blank-cheque” preferred shares (“Lion Preferred Shares”) issuable in series.

Common shares

Voting Rights

Holders of common shares are entitled to one vote for each share held at any meeting of the shareholders of Lion, other than meetings at which only the holders of a particular class or series of shares are entitled to vote due to provisions of the Business Corporations Act (Québec) or the specific attributes of such class or series.

Dividends

Subject to the prior rights of the holders of Lion Preferred Shares as to dividends, the holders of common shares are entitled to receive dividends as and when declared by Lion’s Board out of the funds that are available for the payment of dividends.

Liquidation

Subject to the prior payment to the holders of Lion Preferred Shares, in the event of Lion’s voluntary or involuntary liquidation, dissolution or winding-up or other distribution of Lion’s property and assets among its shareholders for the purposes of winding up Lion’s affairs, the holders of common shares will be entitled to share pro rata in the distribution of the balance of Lion’s remaining property and assets.

Rights and Preferences

The holders of common shares do not have preemptive, conversion rights or other subscription rights attaching to the common shares. There are no redemption or sinking fund provisions applicable to common shares. There is no provision in the articles of Lion requiring the holders of common shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares are subject to and may be adversely affected by, the rights of the holders of any series of Lion Preferred Shares that Lion’s Board may designate in the future.

Lion Preferred Shares

Pursuant to the articles of Lion, Lion’s Board is authorized to issue, without shareholder approval, an unlimited number of Lion Preferred Shares, issuable in one or more series, and, subject to the provisions of the Business Corporations Act (Québec), having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as Lion’s Board may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the common shares. Except as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Lion Preferred Shares, the holder of Lion Preferred Shares as a class is not entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of Lion.

The issuance of Lion Preferred Shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Lion and might adversely affect the market price of the common shares and the voting and other rights of the holders of common shares.

Options and Share Units

As of April 1, 2022, options to purchase (i) 8,777,295 common shares, at exercise prices ranging from $0.73 (C$0.93) to $5.66 (C$6.90) per share were outstanding under the Company’s legacy equity-based incentive plan and (ii) 294,854 common shares, at exercise prices ranging from $10.45 (C$13.29) to $18.69 (C$23.02) per share were outstanding under the Company’s omnibus equity-based incentive plan (the “Omnibus Plan”). As of April 1, 2022, deferred stock units representing the right to receive 18,755 common shares and restricted stock units representing the right to receive 36,247 common shares were outstanding under the Omnibus Plan. For more information about the terms of Lion’s equity incentive plans, see the section entitled “Compensation—Executive Compensation—Long Term Incentive Plans” under Item 6 – “Directors, Senior Management and Employees” in our most recent Annual Report on Form 20-F.

Common Equity Warrant Issued to Warrantholder

In connection with entering into the MPA, Lion issued on July 1, 2020 a warrant to purchase common shares (the “Specified Customer Warrant”) to Amazon.com NV Investment Holdings LLC (the “Warrantholder”) which vests, subject to the terms and conditions contained therein, based on the aggregate amount of spending by the Specified Customer and its affiliates on Lion products or services. At the election of the Warrantholder, any vested portion of the Specified Customer Warrant can be exercised either on a cash basis by the payment of the applicable exercise price or on a net issuance basis based on the in-the-money value of the Specified Customer Warrant. The exercise price of the Specified Customer Warrant corresponds to $5.66 per common share and the Specified Customer Warrant will be, if and when fully vested, exercisable for 35,350,003 common shares upon an exercise on a cash basis. Full vesting of the Specified Customer Warrant requires spending of at least $1.1 billion on Lion products or services over the term of the Specified Customer Warrant, subject to accelerated vesting upon the occurrence of certain events, including a change of control of Lion (as such term is defined in the Specified Customer Warrant) or a termination of the MPA by the Specified Customer for cause. Pursuant to the Specified Customer Warrant, if Lion or its shareholders propose to initiate a process to explore, or to accept any offer or enter into negotiations with respect to, a change of control of Lion (as defined in the Specified Customer Warrant), Lion must provide written notice thereof to the Warrantholder prior to entering into any definitive agreement or binding letter of intent with respect to any such proposed transaction, and the Warrantholder has the right to enter into non-exclusive, good faith negotiations with Lion and its shareholders in respect of any such proposed transaction.

As of March 25, 2022, (i) the vested portion of the Specified Customer Warrant is exercisable for a number of common shares that represents approximately 2.3% of all common shares issued and outstanding on a partially-diluted basis, and (ii) the Specified Customer Warrant would, if fully vested, represent approximately 15.6% of all common shares issued and outstanding on a partially-diluted basis. The Specified Customer Warrant has a term of 8 years and the Warrantholder has customary registration and information rights. For more information about registration rights, see the section entitled “Description of Share Capital of Lion—Registration Rights.”

This description of the Specified Customer Warrant is a summary of the material features of the Specified Customer Warrant. This summary is qualified in its entirety by reference to the Specified Customer Warrant, which is filed as Exhibit 10.9 to the registration statement of which this prospectus is a part.

Lion Warrants

27,111,623 common shares are issuable upon the exercise of outstanding warrants of the Company (each, a “Lion Warrant”) at an exercise price of $11.50 per common share. The Lion Warrants became exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation. Lion may redeem the public Lion Warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. Pursuant to the existing terms of the warrants issued pursuant to a private placement in connection with Northern Genesis Acquisition Corp.’s initial public offering (the “Private Placement Warrants”) and the warrants issued to Northern Genesis Sponsor, LLC in connection with the Business Combination (the “NGA Working Capital Warrants”), the Lion Warrants resulting from the Private Placement Warrants and the NGA Working Capital Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. Further, in connection with the listing of the Lion Warrants on the TSX, in accordance with the TSX’s listing requirements in respect of warrants, Lion provided certain undertakings to the TSX to the effect that Lion will not exercise certain of its rights under the Warrant Agreement, including, notably, (i) lowering of the exercise price of the Lion Warrants and (ii) extending the duration of the Lion Warrants by delaying the expiration date thereof.

Important Provisions of Constating Documents

Advance Notice

The bylaws of Lion require that advance notice be given to Lion in circumstances where nominations of persons for election as a director are made by shareholders other than pursuant to a requisition of a meeting made pursuant to the provisions of the Business Corporations Act (Québec) or a shareholder proposal made pursuant to the provisions of the Business Corporations Act (Québec).

Among other things, the bylaws of Lion fix a deadline by which shareholders must submit a notice of director nominations to Lion prior to any annual or special meeting of shareholders where directors are to be elected and set forth the information that a shareholder must include in the notice for it to be valid.

The bylaws of Lion provide that in the case of an annual meeting of shareholders, notice must be given to Lion no less than 30 nor more than 60 days prior to the date of the annual meeting, provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given no later than the close of business on the 10th day following such public announcement. In the case of a special meeting of shareholders (which is not also an annual meeting), notice must be given to Lion no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Choice of Forum

The bylaws of Lion provide that the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Lion; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed to Lion by any of its directors, officers or other employees; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Québec) or Lion’s articles or bylaws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the affairs of Lion, provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Lion’s bylaws further provide that unless Lion consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. It is possible that a court of law could rule that the choice of forum provision contained in Lion’s bylaws will be inapplicable or unenforceable if it is challenged in a proceeding or otherwise. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Registration Rights

In connection with the closing of the Business Combination Lion entered into the Registration Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC, 9368-2672 and the Warrantholder were granted certain rights with respect to the registration or qualification by prospectus in the United States and/or Canada of the sale of the common shares held by them.

Pursuant to the Registration Rights Agreement, each of PEC, 9368-2672 and the Warrantholder will, for so long as it and its affiliates collectively hold at least 10% of the outstanding common shares on a non-diluted basis and provided such common shares are “Registrable Securities” as contemplated by the Registration Rights Agreement, be entitled to certain demand registration rights which will enable them to require Lion to file a registration statement and/or a Canadian prospectus and otherwise assist with underwritten public offerings of common shares under the Securities Act and applicable Canadian securities laws, in accordance with the terms and conditions of the Registration Rights Agreement. Each of PEC, 9368-2672 and the Warrantholder are entitled to certain incidental registration rights in connection with demand registrations initiated by the other party to the Registration Rights Agreement, as well as to certain “piggy-back” registration rights in the event that Lion proposes to register securities as part of a public offering.

Lion is entitled to postpone or suspend a registration request for a period of up to 60 days in respect of a given registration request and up to 120 days in the aggregate in respect of multiple registration requests during any 12-month period where such registration request(s) would require it to make any adverse disclosure (as such term is defined in the Registration Rights Agreement). In addition, in connection with an underwritten offering, the number of securities to be registered thereunder may be limited, for marketing reasons, based on the opinion of the managing underwriter or underwriters for such offering.

All costs and expenses associated with any demand registration or “piggy-back” registration will be borne by Lion other than underwriting discounts, commissions and transfer taxes, if any, attributable to the sale of common shares by the applicable selling shareholder. Lion will also be required to provide indemnification and contribution for the benefit of PEC, 9368-2672 and the Warrantholder and their respective affiliates and representatives in connection with any demand registration or “piggy-back” registration.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit 4.3 to the registration statement of which this prospectus is a part.

Nomination Rights

In connection with the closing of the Business Combination, Lion entered into the Nomination Rights Agreement pursuant to which, subject to the terms and conditions contained therein, each of PEC and 9368-2672 were granted certain rights to nominate members of Lion’s Board (including, in certain cases, members of committees of Lion’s Board) of Lion for so long as it holds a requisite percentage of the total voting power of Lion.

Pursuant to the Nomination Rights Agreement, each of PEC and 9368-2672 will, for so long as it and its affiliates collectively hold at least 20% of the outstanding common shares (on a non-diluted basis), be entitled to designate a number of director nominees equal to the product of (rounding to the nearest whole number) (i) the percentage of the outstanding common shares held by it (on a non-diluted basis) multiplied by (ii) the size of Lion’s Board.

The foregoing rights of PEC and 9368-2672 to so designate director nominees will be submitted for approval of Lion’s shareholders at the first annual meeting of the shareholders of Lion to be held following the fifth anniversary of the date of the Nomination Rights Agreement, and at every fifth annual meeting of the shareholders of Lion shareholders thereafter. Failing approval by the shareholders of Lion, such nomination rights will become void and shall have no further force or effect.

Notwithstanding any shareholder approval of the nomination rights described above, 9368-2672 will, for so long as it and its affiliates collectively hold at least 5% of the outstanding common shares (on a non-diluted basis), be entitled to designate (i) for so long as Marc Bedard serves as chief executive officer of Lion, one director nominee (in addition to Marc Bedard, who will be appointed to Lion’s Board for so long as he serves as chief executive officer thereof) and (ii) at any other time, Marc Bedard as a director nominee.

At least one of each of PEC and 9368-2672’s director nominees (other than Marc Bedard), must be an independent director as determined by the Nominating and Corporate Governance Committee, and all director nominees of PEC and 9368-2672 must also receive the favorable recommendation of the Nominating and Corporate Governance Committee, having regard to the characteristics, experience, skill set, independence and diversity desired by Lion’s Board. In the even that any of PEC or 9368-2672’s director nominees are disqualified for failing to satisfy the foregoing criteria, the affected shareholder shall be entitled to designate a replacement director nominee.

The nomination rights contained in the Nomination Rights Agreement provide that PEC and 9368-2672, at the relevant time, will cast all votes to which they are entitled to elect directors designated in accordance with the terms and conditions of the Nomination Rights Agreement.

The Nomination Rights Agreement further provides that for so long as PEC has the right to designate a director nominee, it shall have the right to designate one of its director nominees as the Chairman of Lion’s Board. In the event that such designated director nominee is not an independent director, the remaining directors will select a lead independent director from amongst the independent directors of Lion’s Board.

Each of PEC and 9368-2672 under the Nomination Rights Agreement also have the right to appoint one member of each committee of Lion’s Board, except that neither Marc Bedard or 9368-2672 has the right to appoint any director to the Human Resources and Compensation Committee, the composition of which shall be determined by the Board in its sole discretion.

The foregoing description of the Nomination Rights Agreement is qualified in its entirety by reference to the full text of the form of Nomination Rights Agreement, a copy of which is filed as Exhibit 10.14 to the registration statement of which this prospectus is a part.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 152,276,690 common shares by the selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the common shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of March 25, 2022, the name of the selling securityholders for which we are registering common shares for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. Beneficial ownership is determined in accordance with the rules of the SEC. The ownership percentages in the table below are based on 190,002,712 common shares issued and outstanding in the aggregate as of March 25, 2022.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of common shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise noted, the business address of each of the directors and executive officers of Lion in this table is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

	Shares Owned Before the Offering		Shares Being Offered (#)	Shares Owned After the Offering
Name of selling securityholders	(#)	(%)		(#)(1)	(%)(1)
9245-2218 Québec Inc.(2)	75,000	*	75,000	—	—
4425502 Canada Inc(3)	12,500	*	12,500	—	—
9008-5085 Quebec Inc.(4)	75,000	*	75,000	—	—
9231-9979 Quebec Inc.(5)	10,130,832	5.3	100,000	10,030,832	5.3
9368-2672 Quebec Inc. (6)	26,458,653	13.9	26,458,653	—	—
9853219 Canada Inc.(7)	150,000	*	150,000	—	—
ART Energy Services Inc.(8)	100,000	*	100,000	—	—
Avanindra Das(9)	5,000	*	5,000	—	—
Millais Limited(10)	500,000	*	500,000	—	—
BMO Private Equity (Canada) Inc.(11)	500,000	*	500,000	—	—
Bradley J. Sparkes(12)	30,000	*	30,000	—	—
Bruno Normandin(13)	12,500	*	12,500	—	—
C. J. Cawse Investments Inc.(14)	15,000	*	15,000	—	—
Algonquin Power Corporation (CKJ) Inc.(15)	100,000	*	100,000	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(16)	737,119	*	600,000	137,119	*
D.E. Shaw Oculus Portfolios, L.L.C.(17)	500,000	*	500,000	—	—
D.E. Shaw Valence Portfolios, L.L.C.(17)	1,500,000	*	1,500,000	—	—
Difesa Master Fund, LP(18)	45,000	*	45,000	—	—
Dirk Schlimm(19)	10,000	*	10,000	—	—
Eclo Capital Inc.(20)	250,000	*	250,000	—	—
Management Arista inc.(21)	25,000	*	25,000	—	—

	Shares Owned Before the Offering		Shares Being Offered (#)	Shares Owned After the Offering
Name of selling securityholders	(#)	(%)		(#)(1)	(%)(1)
Fondaction, Le Fonds de développement de la Confédération des Syndicats Nationaux pour la coopération et l’emploi(22)	300,000	*	300,000	—	—
Geotab Inc.(23)	500,000	*	500,000	—	—
Glenn Jamieson(24)	15,000	*	15,000	—	—
Green Fund Holdings, LLC(25)	40,000	*	40,000	—	—
CVI Investments Inc. (26)	350,000	*	350,000	—	—
Hewitt Group Inc. (27)	50,000	*	50,000	—	—
Investissement Québec(28)	1,540,200	*	1,540,200	—	—
Isabrem Limited(29)	100,000	*	100,000	—	—
James Gillis Family Trust 2015 (30)	20,000	*	20,000	—	—
Jane Street Global Trading, LLC(31)	901,653	*	900,000	1,653	*
Jose Dario Murkovic(32)	20,000	*	20,000	—	—
Joseph Mancina(33)	50,000	*	50,000	—	—
K J Harrison & Partners Inc.(34)	930,000	*	930,000	—	—
Kafka Stevens Holding Corporation(35)	10,000	*	10,000	—	—
Kenneth MacKinnon(36)	10,000	*	10,000	—	—
Klaveness Marine Finance AS(37)	960,000	*	960,000	—	—
Louis Chevrier(38)	12,500	*	12,500	—	—
Louis De Jong(39)	15,000	*	15,000	—	—
Maxime Gauvin(40)	25,000	*	25,000	—	—
Michael and Jane Hoffman 2018 Descendants Trust(41)	300,000	*	300,000	—	—
Michel A. Caron Revocable Trust(42)	150,000	*	150,000	—	—
MMF LT, LLC(43)	500,000	*	500,000	—	—
NewGen Alternative Income Fund (44)	321,900	*	321,900	—	—
NewGen Equity Long/Short Fund (44)	966,500	*	966,500	—	—
Tiff MultiAsset NewGen A/C I8DP (44)	71,600	*	71,600	—	—
Normand Gauvin(45)	25,000	*	25,000	—	—
Paul Dalglish(46)	40,000	*	40,000	—	—
Pembroke Management Ltd. For: Air Canada Pension Plan(47)	111,656	*	111,656	—	—
Pembroke Management Ltd. For: Catsima Inc.(47)	6,080	*	6,080	—	—
Pembroke Management Ltd. For: Fiducies C.M.S. Dupéré(47)	4,362	*	4,362	—	—
Pembroke Management Ltd. For: Imperial Windsor Group Inc.(47)	1,878	*	1,878	—	—
Pembroke Management Ltd. For: Pembroke Canadian Growth Fund(47)	131,645	*	131,645	—	—
Pembroke Management Ltd. For: Pembroke Canadian Growth Pooled Fund(47)	66,650	*	66,650	—	—
Pembroke Management Ltd. For: R. Howard Webster Foundation(47)	8,690	*	8,690	—	—
Pembroke Management Ltd. For: Régime de Retraite de l’Université de Montréal(47)	55,253	*	55,253	—	—
Pembroke Management Ltd. For: Rio Tinto Pension Plan(47)	113,786	*	113,786	—	—
Peter C. Durhager(48)	70,000	*	70,000	—	—
Peter Kruyt(49)	50,000	*	50,000	—	—
Philip K. Ryan(50)	10,000	*	10,000	—	—
PEP Energy Equity Opportunities Fund LP(51)	62,500	*	62,500	—	—
Picton Mahoney Fortified Alpha Extension Alternative Fund (52)	7,400	*	7,400	—	—
Picton Mahoney Fortified Arbitrage Alternative Fund (52)	35,000	*	35,000	—	—
Picton Mahoney Fortified Arbitrage Plus Alternative Fund (52)	175,700	*	175,700	—	—
Picton Mahoney Fortified Long Short Alternative Fund (52)	18,000	*	18,000	—	—

	Shares Owned Before the Offering		Shares Being Offered (#)	Shares Owned After the Offering
Name of selling securityholders	(#)	(%)		(#)(1)	(%)(1)
Picton Mahoney Fortified Market Neutral Alternative Fund (52)	44,900	*	44,900	—	—
Picton Mahoney 130/30 Alpha Extension Canadian Equity Fund (52)	1,600	*	1,600	—	—
Picton Mahoney Canadian 130/30 Pension One Fund (52)	65,600	*	65,600	—	—
Picton Mahoney Arbitrage Fund (52)	10,400	*	10,400	—	—
Picton Mahoney Arbitrage Plus Fund (52)	91,500	*	91,500	—	—
Picton Mahoney World 130/30 Canadian Equity Fund (52)	26,400	*	26,400	—	—
Picton Mahoney Long Short Equity Fund (52)	23,300	*	23,300	—	—
Picton Mahoney Market Neutral Equity Fund (52)	21,200	*	21,200	—	—
Power Energy Corporation(53)	69,572,061	36.6	69,572,061	—	—
Quailco Investments Inc. (54)	350,000	*	350,000	—	—
Richard D. Cherney Professional Corporation Inc. (55)	5,000	*	5,000	—	—
Robert Schaefer(56)	50,000	*	50,000	—	—
Sean Durfy(57)	50,000	*	50,000	—	—
The K2 Principal Fund L.P. (58)	300,000	*	300,000	—	—
Transatlantic Mobility holdings LLC(59)	100,000	*	100,000	—	—
W Investments Group L.P. (60)	750,000	*	750,000	—	—
W Investments Inc. (61)	150,000	*	150,000	—	—
WAD Inc. (62)	100,000	*	100,000	—	—
Yaupon Master Fund LP(63)	500,000	*	500,000	—	—
Badger Power Consulting Inc.(64)	100,000	*	100,000	—	—
Amazon.com NV Investment Holdings LLC(65)	35,350,003	18.6	35,350,003	—	—
Alberta Investment Management Corporation(66)	1,250,000	*	1,250,000	—	—

*	Less than 1%
(1)	Assumes the sale of all shares offered in this prospectus.
(2)

The business address of 9245-2218 Québec Inc. is 112 Place Terroux, St-Lambert, QC J4R 2W2. 9245-2218 Québec Inc. is the record holder of the securities included herein. Michel Marcogliese, in his capacity as President of 9245-2218 Québec Inc., may be deemed to beneficially own the securities held by 9245-2218 Québec Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(3)

The business address of 4425502 Canada Inc is c/o Claude Dufresne, 287 Ch Champagne, Mt-Tremblant, J8E 1V4. 4425502 Canada Inc. is the record holder of the securities included herein. Claude Dufresne, in his capacity as President of 4425502 Canada Inc, may be deemed to beneficially own the securities held by 4425502 Canada Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)

The business address of 9008-5085 Québec Inc. is 53 Avenue Morrison, Mont Royal, QC H3R 1K3. 9008-5085 Québec Inc. is the record holder of the securities included herein. Artenio Checchin, in his capacity as President of 9008-5085 Québec Inc., may be deemed to beneficially own the securities held by 9008-5085 Québec Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(5)

Reflects (i) 10,030,832 common shares held of record by 9231-9979 Québec Inc. and (ii) 100,000 common shares acquired in the PIPE Financing by 9231-9979 Québec Inc. The shareholders of 9231-9979 Québec Inc. exercise voting and dispositive power over the shares held by 9231-9979 Québec Inc. Gestion Bertin Castonguay Inc., Cosmecorp Inc. and 9045-2582 Québec Inc. are the shareholders of 9231-9979 Québec Inc., and voting and investment decisions require a majority vote of such shareholders. Each of the shareholders disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. 9231-9979 Québec Inc.’s President, Pierre Wilkie, is a Director of Lion. Mr. Wilkie holds a non-controlling interest in 9231-9979 Québec Inc. through his partial ownership of Cosmecorp Inc. Mr. Wilkie has no voting or dispositive power over the common shares held by 9231-9979 Québec Inc. Mr. Wilkie may be deemed to beneficially own securities held by 9231-9979 Québec Inc. through his indirect economic ownership interest therein, but he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The business address of 9231-9979 Québec Inc. is 5 Place de la Falaise, Terrebonne, QC J6Y 1Z6, Canada.

(6)

9368-2672 Québec Inc. is the record holder of the shares reported herein. Marc Bedard, CEO—Founder of Lion, has control over, directly and indirectly, a majority of the voting shares of 9368-2672 Québec Inc. The business address of 9368-2672 Québec Inc. is 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec), Canada, J7Y 5G2.

(7)

The business address of 9853219 Canada Inc. is 322 des Bernaches Street, Saint-Jean-sur-Richelieu, Québec, J2W 0A4, Canada. 9853219 Canada Inc. is the record holder of the securities included herein. Eric Caron, in his capacity as President of 9853219 Canada Inc., may be deemed to beneficially own the securities held by 9853219 Canada Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(8)

The business address of ART Energy Services Inc. is Édifice Delta 3, 950-2875, Boulevard Laurier, Québec (Québec), Canada G1V 2M2. ART Energy Services (“ART”) is the record holder of the securities included herein. Andre Rochette, in his capacity as President of ART and owner of 99.99% of ART, may be deemed to beneficially own the securities held by ART but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(9)	The business address of Avanindra Das is 258 s 1st st, apt 3a, Brooklyn, NY, 11211 USA. Avanindra Das is a consultant for NGA, a wholly-owned subsidiary of Lion.
(10)

The business address of Millais Limited is c/o Millais USA LLC, 767 5th Ave., 9th Floor, New York, NY 10153. Millais Limited is the record holder of the securities included herein. Michael Bell and Andrew Dodd, in their capacities as the directors of Millais Limited, may be deemed to beneficially own the securities held by Millais Limited, but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(11)

The business address of BMO Private Equity (Canada) Inc. is 100 King West Street, 6th Floor, Toronto, Ontario, M5X 1A9, Canada. BMO Private Equity (Canada) Inc. is the record holder of the securities included herein. Marc Khouzami, in his capacity as Managing Director of BMO Private Equity (Canada) Inc., may be deemed to beneficially own the securities held by BMO Private Equity (Canada) Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(12)	The business address of Bradley J. Sparkes is 33 McKenzie Lake Pt. SE., Calgary, AB T2Z 1L7, Canada.
(13)	The business address of Bruno Normandin is 400 de la Prunelle, Verdun, QC, H3E 1Z3, Canada.
(14)

The business address of C. J. Cawse Investments Inc. is 290 Donessle Dr., Oakville, Ontario L6J 3Y6, Canada. Clive Cawse, in his capacity as President and owner of C. J. Cawse Investments Inc., may be deemed to beneficially own the securities held by C. J. Cawse Investments Inc.

(15)

The business address of Algonquin Power Corporation (CKJ) Inc. is 269 Gloucester Ave, Oakville, Ontario, Canada L6J3W8. Algonquin Power corporation (CKJ) Inc. is the record holder of the securities included herein. Chris Jarratt, in his capacity as President and sole shareholder of Algonquin Power Corporation, may be deemed to beneficially own the securities held by Algonquin Power Corporation (CKJ) Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein. Mr. Jarrett is a director of Lion and a founder of NGA.

(16)

The business address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Advisors LLC, 131 South Dearborn Street, Chicago, Illinois 60603. Citadel Multi-Strategy Equities Master Fund Ltd. (“CMF”) is the record holder of the securities included herein. Citadel Advisors LLC, as investment advisor to CMF, holds the voting and dispositive power with respect to the securities held by CMF. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC is the general partner of CAH. Kenneth Griffin is the President, Chief Executive Officer and sole member of Citadel GP LLC. Through their affiliation with Citadel Advisors LLC and/or certain other affiliated entities, Citadel GP LLC and Mr. Griffin may be deemed to beneficially own the securities held by CMF but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(17)

Shares offered hereby consist of 500,000 common shares held by D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and 1,500,000 common shares held by D. E. Shaw Valence Portfolios, L.L.C. (“Valence,” and the common shares held by Oculus and Valence, the “Subject Shares”). D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any common shares directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any common shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. Oculus and Valence may be deemed to be affiliates of D. E. Shaw Securities, L.L.C., a registered broker-dealer, which will not be involved in the offering or distribution of the Subject Shares. The business address of the foregoing individuals and entities is c/o the D. E. Shaw group, 1166 Avenue of the Americas, Ninth Floor, New York, N.Y. 10036.

(18)

The business address of Difesa Master Fund, LP is 40 West 57th St, Suite 2020, NY, NY 10019. Difesa Master Fund, LP is the record holder of the securities included herein. Andrew Cohen, Chief Investment Officer of Difesa Master Fund, LP, may be deemed to beneficially own the securities held by Difesa Master Fund, LP, but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(19)	The business address of Dirk Schlimm is 46 Randolph Dr, Maple, ON L6A 0W1.
(20)

The business address of Eclo Capital Inc. is 540, Notre-Dame Avenue, Saint-Lambert, Québec, J4P 2K7, Canada. Eclo Capital Inc. is the record holder of the securities included herein. Eric Lemieux, founder of Eclo Capital Inc., may be deemed to beneficially own the securities held by Eclo Capital Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein..

(21)

The business address of Management Arista inc. is 150, Chemin du Grand-Bouvier, Austin, Québec, J0B 1B0. Management Arista inc. is the record holder of the securities included herein. Eric Morin, in his capacity as President of Management Arista inc., may be deemed to beneficially own such shares. Mr. Morin disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(22)

The business address of Fondaction, Le Fonds de développement de la Confédération des Syndicats Nationaux pour la coopération et l’emploi (“Fondaction”) is 2175, boul. De Maisonneuve Est, bureau 103, Montreal (Québec), H2K 4S3, Canada. Fondaction is the record holder of the securities included herein. Fiera Capital Corporation (“FCC”) is the Investment Manager of Fondaction. Anik Lanthier is the President and Chief Investment Officer, Public Markets of FCC. Through their affiliation with Fondaction, FCC and Mr. Lanthier may be deemed to beneficially own the securities held by Fondaction but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(23)

The business address of Geotab Inc. is 2440 Winston Park Drive, Oakville, Ontario L6H 7V2, Canada. Geotab Inc. is the record holder of the securities included herein. Neil Cawse is the President and Secretary of Geotab Inc. and through the Neil Cawse (2011) Family Trust, may be deemed to beneficially own the securities held by Geotab Inc., but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(24)	The business address of Glenn Jamieson is 2178 Arbourview Drive, Oakville ON L6M 3N9.
(25)

The business address of Green Fund Holdings, LLC is P.O. Box 15304, Las Vegas, NV 89114 USA. Green Fund Holdings LLC is the record holder of the securities included herein. Joey Marlow and Sherry Marlow, in their capacities as Owners of Green Fund Holdings, LLC, may be deemed to beneficially own the securities held by Green Fund Holdings LLC but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(26)

The business address of CVI Investments Inc. is c/o Heights Capital Management, 101 California St., Suite 3250, San Francisco, CA 94111. CVI Investments Inc. (“CVI”) is the record holder of the securities included herein. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(27)

The business address of Hewitt Group Inc. is 204—455 Fénelon Blvd., Dorval, QC H9S 5T8. Hewitt Group Inc. is the record holder of the securities included herein. Stephen David Hewitt and James W. Hewitt, through their affiliation with Hewitt Group Inc., may be deemed to beneficially own the securities held by Hewitt Group Inc. but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(28)

The business address of Investissement Québec is Iberville Building 1, 1195, avenue Lavigerie, Suite 060, Québec (Québec) Canada G1V 4N3. Investissement Québec is the record holder of the securities included herein. The Minister of Finance of the Government of the province of Québec, Canada, is the sole shareholder of Investissement Québec pursuant to Section 60 of the An Act respecting Investissement Québec, RLRQ, chapter I-16.0.1, and may be deemed to beneficially own the securities held by Investissement Québec but disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein. Investissement Québec’s Chief Executive Officer, Guy Leblanc, is a former director of Lion.

(29)

The business address of Isabrem Limited is 1 Chartwell Road, Oakville, ON L6J 3Z3. Isabrem Limited is the record holder of the securities included herein. Brian P. Layfield, in his capacity as Director and 100% Owner of Isabrem Limited, may be deemed to beneficially own the securities held by Isabrem Limited but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(30)

The business address of James Gillis Family Trust 2015 is 2 Rose Park Cres, Toronto, ON M4T 1P9. James Gillis is the record holder of the securities included herein, and may be deemed to beneficially own the securities held by James Gillis Family Trust 2015, but disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(31)

The business address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. Jane Street Global Trading, LLC is the record holder of the securities included herein. Michael A. Jenkins and Robert A. Granieri, through their affiliation with Jane Street Global Trading, LLC, may be deemed to beneficially own the securities held by Jane Street Global Trading, LLC but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(32)	The business address of Jose Dario Murkovic is 2552 Harman Gate, Oakville, Ontario L6H 6L6.
(33)	The business address of Joseph Mancina is 2479 Deer Run Avenue, Oakville, Ontario, L6J 6L1, Canada.
(34)

The business address of K J Harrison & Partners Inc. is 60 Bedford Road, Toronto, Ontario M5R 2K2. K J Harrison & Partners Inc. is the record holder of the securities included herein. Joel Clark and Peter Barlas, in their capacities as Chief Executive Officer and Portfolio Manager and Chief Investment Officer and Portfolio Manager, respectively, of K J Harrison & Partners Inc., may be deemed to beneficially own the securities held by K J Harrison & Partners Inc. but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(35)

The business address of Kafka Stevens Holding Corporation is 2295C Erbs Rd., Baden, ONT, N3A 3M3, Canada. Kafka Stevens Holding Corporation is the record holder of the securities included herein. Amanda Stevens and Matthew Stevens, in their capacities as directors of Kafka Stevens Holding Corporation, may be deemed to beneficially own the securities held by Kafka Stevens Holding Corporation but disclaim any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(36)	The business address of Kenneth MacKinnon is 3995 Montrose Ave, Westmount, QC, H3Y 2A3, Canada.
(37)

The business address of Klaveness Marine Finance AS is Harbitzalléen 2A, 0275 Oslo, Norway. Klaveness Marine Holding AS is the record holder of the securities included herein. Each of Karianne Klaveness Holmen, Kristine Klaveness and Tom Erik Klaveness, through their affiliation with Klaveness Marine Holding AS, may be deemed to beneficially own the securities held by Klaveness Marine Finance AS but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(38)	The business address of Louis Chevrier is 213 Terroux, St-Lambert, QC J4R 2W2.
(39)	The business address of Louis De Jong is 718314 1st Line East, Mulmur, Ontario L9V 0G3.
(40)	The business address of Maxime Gauvin is 299 Rue de la Rotonde #2309, Verdun, Québec, H3E 0C6, Canada. Maxime Gauvin is an employee of Lion.
(41)

The business address of Michael and Jane Hoffman 2018 Descendants Trust is 52 E 83rd St, New York, NY 10028. Michael and Jane Hoffman 2018 Descendants Trust is the record holder of the securities included herein. Jane Hoffman, in her capacity as Trustee of Michael and Jane Hoffman 2018 Descendants Trust, may be deemed to beneficially own the shares held by Michael and Jane Hoffman 2018 Descendants Trust but disclaims any beneficial ownership of such securities except to the extent of her pecuniary interest therein.

(42)

The business address of Michel A. Caron Revocable Trust is 527 Ponte Vedra BLVD, Ponte Vedra Beach, FL, USA, 32082. Michel A. Caron Revocable Trust is the record holder of the securities included herein. Hugues Caron, through his affiliation with Michel A. Caron Revocable Trust, may be deemed to beneficially own the securities held by Michel A. Caron Revocable Trust but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(43)

Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the common shares held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(44)

NewGen Asset Management, in its capacity as the Investment Manager of NewGen Alternative Income Fund, NewGen Equity Long/Short Fund, and TIFF Multi-Asset NewGen A/C I8DP (the “NewGen Entities”) may be deemed to beneficially own the securities of the NewGen Entities. NewGen Asset Management disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. The business address of NewGen Alternative Income Fund is Commerce Court N, 25 King St. West Suite 2900, POB 405, Toronto, Ontario M5L 1G3. The business address of NewGen Equity Long/Short Fund is Regatta Office Park, Windward Three, 4th Floor, West Ban Road, POB 10312, Grand Cayman KY-10003 The business address of TIFF Multi-Asset NewGen A/C I8DP is 170 N. Radnor Chester Road, Suite 300, Radnor PA 19087.

(45)	The business address of Normand Gauvin is 704 Chemin Tour du Lac, St-Aubert, QC G0R 2R0.
(46)

The business address of Paul Dalglish is 43 Lambeth Rd, Toronto, ON M9A 2Y8. Mr. Dalglish was a Board Co-Chair of Northern Genesis Acquisition Corp. until the Closing. Mr. Dalglish also served on various committees within the Northern Genesis Acquisition Corp. Board of Directors.

(47)

The business address of Pembroke Management Ltd. For: Air Canada Pension Plan, Pembroke Management Ltd. For: Catsima Inc., Pembroke Management Ltd. For: Fiducies C.M.S. Dupéré, Pembroke Management Ltd. For: Imperial Windsor Group Inc., Pembroke Management Ltd. For: Pembroke Canadian Growth Fund, Pembroke Management Ltd. For: Pembroke Canadian Growth Pooled Fund, Pembroke Management Ltd. For: R. Howard Webster Foundation, Pembroke Management Ltd. For: Régime de Retraite de l’Université de Montréal, and Pembroke Management Ltd. For: Rio Tinto Pension Plan (the “Pembroke Entities”) is 1002 Sherbrooke Street West, Suite 1700, Montreal, Québec H3A 3S4, Canada.

Pembroke Management Ltd., in its capacity as Investment Advisor with discretionary trading authority for the Pembroke Entities, may be deemed to beneficially own the securities held by each of the Pembroke Entities, but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(48)	The business address of Peter C. Durhager is 20 Rosemont Avenue, Pembroke, HM 06, Bermuda.
(49)	The business address of Peter Kruyt is 751 Square Victoria, Montreal, QC, H2Y 2J3, Canada. Mr. Kruyt was a director of Lion from December 2017 to January 2021.
(50)	The business address of Philip K. Ryan is 97 Condoins Point Rd, Brooksville, ME 04617.
(51)

The business address of PEP Energy Equity Opportunities Fund LP is Pickering Energy Partners LP, 3200 Kirby Drive, Suite 800, Houston, Texas 77098. PEP Energy Equity Opportunities Fund Management LLC is the general partner of PEP Energy Equity Opportunities Fund LP. Daniel R. Pickering, as the Chief Investment Officer of PEP Energy Equity Opportunities Fund Management LLC, exercises voting and investment control over the securities held by PEP Energy Equity Opportunities Fund LP. Through their affiliation with PEP Energy Equity Opportunities Fund LP and/or certain other affiliated entities, PEP Energy Equity Opportunities Fund Management LLC and Mr. Pickering may be deemed to beneficially own the securities held by PEP Energy Equity Opportunities Fund LP but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(52)

The business address of Picton Mahoney Market Neutral Equity Fund, Picton Mahoney Long Short Equity Fund, Picton Mahoney 130/30 Alpha Extension Fund, Picton Mahoney World 130/30 Equity Fund, Picton Mahoney Canadian 130/30 Pension One Fund, Picton Mahoney Arbitrage Fund, Picton Mahoney Arbitrage Plus Fund, Picton Mahoney Fortified Market Neutral Alternative Fund, Picton Mahoney Fortified Long Short Alternative Fund, Picton Mahoney Fortified Active Extension Alternative Fund, Picton Mahoney Fortified Arbitrage Alternative Fund and Picton Mahoney Fortified Arbitrage Alternative Plus Fund (the “Picton Mahoney Funds”) is 33 Yonge Street, Suite 830, Toronto, ON M5E 1G4. Picton Mahoney Asset Management is the trustee on behalf of the Picton Mahoney Funds and may therefore be deemed to beneficially own the securities held by each of the Picton Mahoney Funds, but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(53)

Based on information obtained from Schedule 13G filed by Power Energy Corporation (“Power Energy”) on February 16, 2022. According to that report, the common shares reported herein represent (i) 67,301,166 of common shares and (ii) 2,270,895 common shares which may be acquired by Power Energy through the exercise of its options under that certain option agreement, dated November 27, 2020, by and among Power Energy, on the one hand, and XPND Croissance Fund L.P., 9368-2722 Québec Inc. and 9231-9979 Québec Inc., on the other hand., which common shares are being registered pursuant to the registration rights granted to Power Energy under the Registration Rights Agreement (see “Description of Share Capital of Lion—Registration Rights Agreement”). Power Energy is a wholly-owned subsidiary of Power Sustainable Capital Inc., which in turn is a wholly-owned subsidiary of Power Corporation of Canada, in which a controlling voting interest is held by the Desmarais Family Residuary Trust. The business address of Power Energy Corporation and Power Sustainable Capital Inc. is 751 Victoria Square, Montréal (Québec), Canada, H2Y 2J3.

(54)

The business address of Quailco Investments Inc. is 640, Monette Avenue, Dorval, Québec, H9S 2H4 Canada. Quailco Investments Inc. is the record holder of the securities included herein. Louis St-Laurent, through his affiliation with Quailco Investments Inc., may be deemed to beneficially own the securities held by Quailco Investments Inc. but disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(55)

The business address of Richard D. Cherney Professional Corporation Inc. is 1455 Sherbrooke Street W., Suite 1402, Montreal, QC H3G 1L2. Richard D. Cherney, in his capacity as President of Richard D. Cherney Professional Corporation Inc., may be deemed to beneficially own the shares held by Richard D. Cherney Professional Corporation Inc., but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(56)	The business address of Robert Schaefer is 49 Posthill Drive SW, Calgary, Alberta T3H 0A8. Robert Schaefer was a Director of NGA until the Closing.
(57)	The business address of Sean Durfy is 90 Daum Quay, PO Box 30981, West Bay, Grand Cayman KY-1204 Cayman Islands.
(58)

The business address of The K2 Principal Fund L.P. is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2. The K2 Principal Fund L.P. is the record holder of the securities included herein. K2 Genpar 2017 Inc. is the General Partner of the K2 Principal Fund L.P., and therefore may be deemed to beneficially own the securities held by K2 Principal Fund L.P., but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(59)

The business address of Transatlantic Mobility Holdings LLC is 601 13th street NW, Washington DC 20005, USA. Transatlantic Mobility Holdings LLC is the record holder of the securities included herein. Each of Transatlantic Group Partners LLC, Lorenzo Roccia and Abel Navarro Homet, through their affiliation with Transatlantic Mobility Holdings LLC, may be deemed to beneficially own the securities held by Transatlantic Mobility Holdings LLC but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(60)

The business address of W Investments Group L.P. is 540, Notre-Dame Avenue, Saint-Lambert, Québec, J4P 2K7 Canada. W Investments Group L.P. is the record holder of the securities included herein. W Investments Group Inc. is the General Partner of W Investments Group L.P. and therefore may be deemed to beneficially own the securities held by W

Investments Group L.P., but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein. In addition, each of Michel Ringuet, Maxime St-Laurent, Eric Lemieux, David Waddell and Nicolas Belanger, through their affiliation with W Investments Group L.P., may be deemed to beneficially own the securities held by W Investments Group L.P. but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(61)

The business address of W Investments Inc. is 1220, Marie-Victorin Boulevard, Longueuil, Québec, J4G 2H9, Canada. W Investments Inc. is the record holder of the securities included herein. Nicolas Belanger, in his capacity as Managing Partner and Director of W Investments Inc., may be deemed to have investment discretion and voting power over the shares held by W Investments Inc. Nicolas Belanger and Louis Belanger-Martin, through their affiliation with W Investments Inc., may each be deemed to beneficially own 50% of the securities held by W Investments Inc, but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(62)

The business address of WAD Inc. is 540, Notre-Dame Avenue, Saint-Lambert, Québec, J4P 2K7, Canada. WAD Inc. is the record holder of the securities included herein. David Waddell, in his capacity as President of WAD Inc., may be deemed to have investment discretion and voting power over the securities held by WAD Inc. David Waddell, through his affiliation with WAD Inc., may be deemed to beneficially own the securities held by WAD Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(63)

The business address of Yaupon Master Fund LP is 104 W. 40th Street, 20th Floor, New York, New York 10018. Yaupon Master Fund LP (“YMF”) is the record holder of the securities included herein. Yaupon Capital GP LLC is the General Partner of YMF. Yaupon Capital GP LLC is the managing member of YMF and is directed by Steve Pattyn. Yaupon Capital Management LP is the investment advisor of YMF. Yaupon Capital GP LLC and Steve Pattyn, through their affiliation with YMF, may be deemed to beneficially own the securities held by YMF but each disclaims any beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(64)

The business address of Badger Power Consulting Inc. is 2415 – 30 Avenue SW, Calgary, Alberta Canada T2T 1S1. Badger Power Consulting Inc. is the record holder of the securities included herein. Louis Dufresne, in his capacity as President of Badger Power Consulting Inc., may be deemed to beneficially own the securities held by Badger Power Consulting Inc. but disclaims any beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(65)

The common shares included herein consist solely of common shares issuable upon exercise of the Specified Customer Warrant and are being registered pursuant to the registration rights granted to the Warrantholder under the Registration Rights Agreement. See “Description of Share Capital of Lion—Registration Rights Agreement” and “Description of Share Capital of Lion—Common Equity Warrant Issued to Warrantholder.” The Warrantholder is a wholly-owned subsidiary of Amazon.com, Inc. The business address of the Warrantholder is 410 Terry Avenue North, Seattle, WA 98109. The Warrantholder is an affiliate of the Specified Customer, with which the Company entered into the MPA. See “Business—Contractual Arrangements with Affiliates of Amazon.com, Inc.”

(66)

These shares are owned directly by Alberta Investment Management Corporation. Alberta Investment Management Corporation is established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address for Alberta Investment Management Corporation is 1600, 10250–101 Street, Edmonton, AB T5J 3P4.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares being offered under this prospectus on any stock exchange, market or trading facility on which our common shares are traded or in private transactions. These sales may be at fixed prices (which may be changed from time to time), at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling securityholders may use any one or more of the following methods when disposing of the common shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the selling securityholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholders.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a selling securityholders, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

To the extent required, the common shares to be sold, the name of the selling securityholders, the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering, the settlement of short sales entered into after the date of this prospectus, the names of any agents, dealer or underwriter, any applicable commissions or discounts or any other items constituting compensation from the selling securityholders with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the common shares, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common shares in the course of hedging the positions they assume. The selling securityholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in the securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may pledge their shares to its brokers under the margin provisions of customer agreements. If the selling securityholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling securityholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, or perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling securityholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling securityholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with certain selling securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) such selling securityholders cease to hold any of the shares acquired under such Subscription Agreements or, (ii) the date all such shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable and (iii) two years from the date of effectiveness of the registration statement of which this prospectus is a part.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the common shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by Lion in connection with the offer and sale of common shares by Lion’s selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$301,700
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Printing and miscellaneous expenses	48,300

Total	$550,000

LEGAL MATTERS

The validity of the common shares has been passed upon by Stikeman Elliott LLP, counsel to Lion as to Canadian law. We have been advised on U.S. securities matters by Vinson & Elkins L.L.P.

EXPERTS

The audited consolidated financial statements of Lion incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Raymond Chabot Grant Thornton LLP, independent registered public accounting firm, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. Raymond Chabot Grant Thornton LLP is independent of Lion within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec and within the meaning of the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the following documents or information that we have filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 29, 2022; and

•

the description of our common shares and warrants contained in our Registration Statement on Form 8-A filed with the SEC on May 5, 2021, including any amendments and reports filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings at no cost upon written or oral request to us at the following address: 921 chemin de la Rivière-du-Nord, Saint-Jérôme (Québec) J7Y 5G2, Attention: Isabelle Adjahi.

SERVICE OF PROCESS AND ENFORCEABILITY

OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Lion is a corporation incorporated under the laws of the Province of Québec. Other than Sheila C. Bair, all of Lion’s directors and executive officers reside outside the United States. A substantial portion of Lion’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Lion or those persons or to enforce against Lion or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the laws of the United States. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against Lion, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against Lion or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

Lion has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, please refer to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, please refer to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Lion is subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, Lion is required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Lion’s filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Lion is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and Lion’s executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Lion will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Lion maintains a corporate website at https://thelionelectric.com/en. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. Lion’s website address has been included in this prospectus solely for informational purposes.

The Lion Electric Company

PROSPECTUS

April 8, 2022